News Release

FOR IMMEDIATE RELEASE

For more information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

DAVE & BUSTER’S, INC. REPORTS FOURTH QUARTER
AND FISCAL 2004 RESULTS

DALLAS (April 14, 2005) - Dave & Buster’s, Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, today announced its results for the fourth quarter and fiscal year ended January 30, 2005.

Total revenue for the quarter increased 21.4 percent, or $21.4 million, to $121.4 million from $100.0 million in the prior year’s comparable quarter. Food and beverage revenue increased 26.0 percent and amusement and other revenue increased 15.9 percent. Revenue from comparable stores decreased 1.6 percent over last year’s fourth quarter. As previously announced, we believe the major snowstorms in January 2005 reduced revenues by approximately $2.0 million. We estimate that the comparable store revenue impact was approximately 1.3 percentage points for the quarter. Operating income for the period increased 11.7 percent to $13.3 million compared to $11.9 million last year. Net income for the quarter rose 2.8 percent to $7.2 million, or $0.46 per diluted share, compared to $7.0 million, or $0.46 per diluted share, in the prior year’s fourth quarter. EBITDA increased 13.9 percent to $23.0 million from $20.2 million last year. Special event revenue, on a comparable store basis, was 23.4 percent of total revenue compared to 22.2 percent of total revenue last year. We estimate the impact of the severe weather in the fourth quarter was approximately $0.05 per diluted share. The earnings for the quarter were also impacted by approximately $0.02 per share related to higher than anticipated costs of completing the requirements of Sarbanes-Oxley testing and compliance. Overall, for the year, the company incurred costs related to Sarbanes-Oxley compliance of approximately $1 million. The number of diluted shares outstanding increased 3.9 percent to 16.562 million, for the fourth quarter compared to 15.944 million last year.

For the fiscal year ended January 30, 2005, total revenue was $390.3 million compared to $362.8 million last year, a 7.6 percent increase. Food and beverage revenue increased 9.3 percent and amusement and other revenue increased 5.6 percent for the fiscal year. Revenue from comparable stores for the year was essentially flat. Operating income improved 8.2 percent to $25.4 million compared to $23.5 million in the prior year. Net income was $12.9 million, or $0.87 per diluted share, compared to $10.9 million, or $0.79 per diluted share, in the prior year. EBITDA increased 6.1 percent to $59.6 million from $56.2 million last year. Special event revenue, on a comparable store basis, was 16.2 percent of total revenue for the fiscal year compared to 15.3 percent of total revenue last year. As previously announced, the financial statements for periods prior to the fourth quarter of 2004 have been restated to reflect changes in the company’s lease accounting for landlord allowances and rent holidays related to the construction period for our complexes. The impact of the lease accounting adjustments on the fiscal year results was $0.01 per diluted share. The number of diluted shares outstanding increased 12.9 percent to 16.540 million, for the 52 weeks compared to 14.646 million last year.

Non-GAAP Financial Measures
A reconciliation of EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“We continue to see improvement in the profitability of the company,” stated Buster Corley, the company’s CEO. “Our D&B store management teams continue to improve their operating contributions and we are making good progress with our newly acquired Jillian’s stores in their revitalization.”

“We have signed the lease for our third Dave & Buster’s opening for 2005. The store will open in Buffalo, New York late in the second half of the year,” said Dave Corriveau, the company’s President. “This location, along with our Omaha, Nebraska location will be a smaller version of our intermediate size store. The stores will have approximately 60 percent of the square footage, construction cost and revenue of our larger mega-size store. We expect to see returns on our investment similar to those of a typical store since we anticipate lower fixed operating costs for this size store. We are also planning to open in Kansas City, Kansas in the second half of the year.”

“We were successful in continuing the quarterly profit improvement trend even with the impact of the severe weather in January and the costs of Sarbanes-Oxley compliance,” commented W. C. Hammett, the company’s CFO. “We do not anticipate similar cost impact from Sarbanes-Oxley compliance efforts during fiscal 2005. We currently expect to adopt FAS 123R, “Share Based Payment” in the third quarter of fiscal 2005. If adopted, we expect the effect of this change in accounting for stock options to be approximately $0.04 per diluted share for the year ending January 29, 2006. This would change our previously announced annual earnings guidance to a range of $1.11 to $1.19 per diluted share.”

The company will hold a conference call on Thursday, April 14 at 11:30 a. m. EDT (10:30 a.m. CDT) to discuss the results. The call will be Webcast by both CCBN and Vcall and can be accessed via Dave & Buster’s Web site, www.daveandbusters.com. Individual investors can listen to the call through CCBN’s individual investor center, www.companyboardrom.com, or PrecisionIR’s Webcast site, www.vcall.com. In addition, investors can access the call by visiting any of the investor sites in the CCBN or PrecisionIR Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, www.streetevents.com. The Webcast will be archived on the company’s Web site and available for replay through April 28, 2005.

Celebrating over 22 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 43 locations throughout the United States and Canada.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	January 30, 2005	February 1, 2004
ASSETS		(as restated)
Current assets Cash and cash equivalents	$7,624		$3,897
Other current assets	34,581		31,460

Total current assets	42,205		35,357
Property and equipment, net	331,478		291,473
Other assets and deferred charges	23,725		13,371

	$397,408		$340,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$49,862		$35,577
Other long-term liabilities	70,251		74,639
Long-term debt	80,351		50,201
Stockholders’ equity Common stock	135		132
Paid in capital	122,173		118,669
Restricted stock awards	1,454		905
Accumulated comprehensive income	225	—
Retained earnings	74,804		61,924

	198,791		181,630
Less: Treasury stock	(1,846)		(1,846)

Total stockholders’ equity	196,945		179,784

	$397,408		$340,201

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	January 30,2005		February 1, 2004
			(as restated)
Food and beverage revenues	$68,243	56.2%	$54,158	54.1%
Amusement and other revenues	53,171	43.8%	45,887	45.9%

Total revenues	121,414	100.0%	100,045	100.0%
Cost of food and beverage	16,303	13.4%	12,969	13.0%
Cost of amusement and other	5,737	4.7%	6,057	6.0%

Total cost of product	22,040	18.1%	19,026	19.0%
Operating payroll and benefits	33,366	27.5%	26,705	26.7%
Other store operating expenses	34,842	28.7%	26,996	27.0%
General and administrative expenses	7,868	6.5%	7,102	7.1%
Depreciation and amortization expense	9,755	8.0%	8,342	8.3%
Preopening costs	280	0.2%	—	0.0%

Total operating expenses	86,111	70.9%	69,145	69.1%
Operating income	13,263	10.9%	11,874	11.9%
Interest expense, net	2,174	1.8%	1,316	1.3%

Income before provision for income taxes	11,089	9.1%	10,558	10.6%
Provision for income taxes	3,923	3.2%	3,589	3.6%

Net income	$7,166	5.9%	$6,969	7.0%

Net income per share Basic	$0.53		$0.54
Diluted	$0.46		$0.46
Weighted average shares outstanding Basic weighted average shares outstanding	13,418		13,161
Diluted weighted average shares outstanding	16,562		15,944
Other information:
Company operated stores open	43		33

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Total net income	$7,166	$6,969
Add back: depreciation and amortization	9,755	8,342
interest expense, net	2,174	1,316
provision for income taxes	3,923	3,589

EBITDA	$23,018	$20,216

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 30, 2005		February 1, 2004
			(as restated)
Food and beverage revenues	$209,689	53.7%	$191,881	52.9%
Amusement and other revenues	180,578	46.3%	170,941	47.1%

Total revenues	390,267	100.0%	362,822	100.0%
Cost of food and beverage	51,367	13.1%	46,354	12.8%
Cost of amusement and other	21,704	5.6%	21,788	6.0%

Total cost of product	73,071	18.7%	68,142	18.8%
Operating payroll and benefits	110,542	28.3%	105,027	28.9%
Other store operating expenses	119,509	30.6%	108,413	30.0%
General and administrative expenses	26,221	6.7%	25,033	6.9%
Depreciation and amortization expense	34,238	8.8%	32,741	9.0%
Pre-opening costs	1,295 0.3%		—	0.0%

Total operating expenses	364,876	93.5%	339,356	93.5%
Operating income	25,391	6.5%	23,466	6.5%
Interest expense, net	5,586	1.4%	6,926	1.9%

Income before provision for income taxes	19,805 5.1%		16,540	4.6%
Provision for income taxes	6,925	1.8%	5,619	1.6%

Net income	$12,880	3.3%	$10,921	3.0%

Net income per share – basic	$0.97		$0.83
Net income per share – diluted	$0.87		$0.79
Weighted average shares outstanding Basic weighted average shares outstanding	13,331		13,128
Diluted weighted average shares outstanding	16,540		14,646
Other information:
Company operated stores open	43		33

EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.

Total net income (loss)	$12,880	$10,921
Add back: depreciation and amortization	34,238	32,741
interest expense, net	5,586	6,926
provision for income taxes	6,925	5,619

EBITDA	$59,629	$56,207

DAVE & BUSTER’S, INC.
Consolidated Statements of Cash Flow
(dollars in thousands)

	13 Weeks Ended	52 Weeks Ended
	January 30, 2005	January 30, 2005
(Unaudited)
Cash flows from operating activities:
Net income	$7,166	$12,880
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization expense	9,755	34,238
Deferred income tax expense	(1,791)	(3,820)
Tax benefit related to stock options	180	705
Restricted stock awards	163	549
Warrants related to convertible debt	63	254
Other, net	174	314
Changes in operating assets and liabilities, net of effect of business acquisitions Inventories	(1,064)	(2,069)

Prepaid expenses 1,134 (325) Other current assets (1,397) (94)

Other assets and deferred charges	(4433)	(1,884)
Accounts payable	(1,554)	(1,200)
Accrued liabilities	2,574	3,535
Income taxes payable	5,502	2,914
Deferred rent liability	4,276	2,154
Other liabilities	(3,973)	188

Net cash provided by operating activities	16,775	48,339
Cash flows from investing activities:
Capital expenditures	(5,599)	(34,234)
Business acquisition, net cash acquired	(43,187)	(47,876)
Proceeds from sale of property and equipment	(181)	338

Net cash used in investing activities	(48,967)	(81,772)
Cash flows from financing activities:
Borrowings under long-term debt	71,196	78,446
Repayments of long-term debt	(36,833)	(43,250)
Debt costs	(841)	(841)

Proceeds from exercises of common stock options 701 2,805 Net cash provided by financing activities 34,223 37,160

Increase in cash and cash equivalents		2,031		3,727
Beginning cash and cash equivalents		5,593		3,897

Ending cash and cash equivalents	$	7,624	$	7,624